Exhibit 99.1
KCSA
PUBLIC RELATIONS
WORLDWIDE                                                                  NEWS
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Public & Investor Relations, Corporate & Marketing Communications



FOR:                       SIX FLAGS, INC.

CONTACT:                   Jim Dannhauser, Chief Financial Officer
                           122 East 42nd Street
                           New York, NY  10168
                           (212) 599-4693

KCSA:                      Sarah Shepard/Joseph A. Mansi
CONTACT:                   (212) 682-6300 ext.  226/205
                           www.kcsa.com
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                   SIX FLAGS SUBSIDIARY SUCCESSFULLY COMPLETES
                        TENDER OFFER FOR ITS SENIOR NOTES

NEW YORK, February 28, 2001 - Six Flags, Inc., (NYSE: PKS) announced today that its primary operating subsidiary, Six Flags Operations Inc., has successfully completed the tender offer for its 9-3/4% Senior Notes due 2007. As of 5:00 p.m., New York City time, on February 27, 2001, the scheduled expiration date, Six Flags Operations had accepted tenders of Notes from holders of 99.8% of the $125 million outstanding Notes pursuant to the Offer to Purchase and Consent Solicitation Statement dated January 29, 2001 and the related Consent and Letter of Transmittal.
         The total consideration for each $1,000 principal amount of Notes validly tendered is $1,085.06, plus accrued and unpaid interest up to, but not including, the payment date, which includes a consent payment of $30 per $1,000 principal amount of Notes. Payment for the Notes and consent payments will be made on March 2, 2001.
         As previously announced, the consent solicitation relating to the Notes has expired. The consents were being solicited to effect certain amendments to the indenture governing the notes. Holders of all untendered Notes are bound by such amendments.

SIX FLAGS/2

         Six Flags, Inc. is the world's largest regional theme park company, with thirty-eight parks in markets throughout North America and Europe.



                                      # # #


This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consents with respect to the 9-3/4% Senior Notes. The tender offer and consent solicitation is being made solely by the Offer to Purchase and Consent Solicitation Statement dated January 29, 2001.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although Six Flags believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct.



This release and prior releases are available on the KCSA Public Relations Worldwide website at www.kcsa.com